DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
UNAUDITED SUPPLEMENTAL FINANCIAL DISCUSSION

Overview

Diamond Sports Intermediate Holdings LLC (the Company) was formed on April 29, 2019. Diamond Sports Group, LLC (DSG) is a wholly owned subsidiary of the Company and was formed for the purpose of completing the acquisition of 21 Regional Sports Network brands and Fox College Sports (collectively the Acquired RSNs) from The Walt Disney Company (Disney). This acquisition closed on August 23, 2019. The financial results and operations of the Company prior to the closing of the acquisition of the Acquired RSNs were not material.

The Company began consolidating the Acquired RSNs upon the closing of the acquisition on August 23, 2019. This change in control results in a lack of comparability between the pre and post combination periods. The financial information prior to August 23, 2019 presented below was derived from the unaudited (and unreviewed) financial records of the Acquired RSNs. This financial information includes certain corporate allocations of expense related to support functions that were historically provided on a centralized basis and not recorded at the business unit level. These corporate allocations were allocated to the Acquired RSNs on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues, headcount or other relevant measures of the Company.

The following financial discussion compares the audited revenue and media expenses of the Company for the year ended December 31, 2020 to the unaudited (and unreviewed) historical revenue and media expenses of the Acquired RSNs for the years ended December 31, 2019 and December 31, 2018. The year ended December 31, 2019 was derived by adding the financial results of the Company for the period April 29, 2019 through December 31, 2019 to the financial results of the Acquired RSNs for the period January 1, 2019 through August 22, 2019. The supplemental financial information is unaudited (and unreviewed) and has been included for informational purposes only. It does not purport to represent the actual results of operations that the Company would have achieved had the Acquired RSNs been combined during the periods presented and is not intended to project the future results of operations that the combined company may achieve after the acquisition.

Results of Operations

The following table sets forth certain revenue and media expenses, on a historical basis as discussed above (in millions):

	For the year ended December 31,			Percent Change Increase / (Decrease)
	2020	2019 (c)	2018	‘20 vs.‘19	19 vs '18
Revenue (a)	$2,686	$3,587	$3,819	(25)%	(6)%
Media expenses (b)	$1,604	$2,435	$2,249	(34)%	8%

(a)Revenues are defined as advertising revenue, distribution revenue and other revenues.
(b)Media expenses combines media programming and production and media selling, general, and administrative expenses. Among the expenses included are sports rights amortization and management and incentive fees.
(c)The financial information for the year ended December 31, 2019 was derived as discussed within 2019 Combined Financial Information below.

Revenue. Revenues decreased $901 million for the twelve months ended December 31, 2020 when compared to the same period in 2019 primarily related to a decrease of $236 million of revenue from DISH and Sling TV as a result of DISH dropping carriage of the Acquired RSNs in July 2019, a decrease of $518 million in revenue from other Distributors due to decreases in subscribers and rebates to Distributors discussed under Distribution Revenue under Revenue Recognition within Note 1. Nature of Operations and Summary of Significant Accounting Policies within our consolidated financial statements, and a decrease of $135 million in advertising revenue for the twelve months ended December 31, 2020 primarily due to modified seasons in each of the MLB, NBA and NHL as a result of COVID-19, which resulted in lower game counts compared to the prior year.

Revenue decreased $232 million for the twelve months ended December 31, 2019 primarily as a result of a $181 million decrease in revenue from DISH and Sling TV mostly as a result of DISH dropping carriage of the Acquired RSNs in July 2019 and a $190 million decrease in revenue from a key Distributor partially related to a contract renewal in late 2018 that we assumed at closing of the Acquired RSNs, as well as additional subscriber churn by that Distributor. These decreases in revenue were partially offset by $135 million in increases in revenue from other Distributors.

We expect distribution revenue to increase during 2021 as compared to 2020, primarily due to $420 million in rebate accruals in 2020 and increases in contractual rates, offset in part by dropped carriage by three Distributors and continued elevated subscriber churn.

Media expenses. Media expenses decreased $831 million for the twelve months ended December 31, 2020 when compared to the same period in 2019 primarily due to lower production costs and lower sports rights amortization expense due to modified seasons in each of the MLB, NBA and NHL as a result of COVID-19, which resulted in lower game counts compared to the prior year. The lower game counts resulted in approximately $697 million in sports payments rebates owed to us from professional sports teams, of which $542 million was realized during 2020, with the remaining $155 million expected to be realized in 2021.

Media expenses increased $186 million for the twelve months ended December 31, 2019 when compared to the same period in 2018. The increase is primarily related to an increase in sports rights amortization due to renewals, contractual increases, and higher carrying value due to fair value adjustments made in accordance with accounting for business combinations.

We expect media expenses to increase during 2021 as compared to 2020, primarily due to the expectation of a higher number of games scheduled to be played in each of the seasons of the MLB, NBA, and NHL, increasing our production costs and sports amortization expense. The extent of this increase will depend on the number of actual games played and other macro-economic factors associated with the COVID-19 pandemic.

2019 Combined Financial Information. The unaudited (and unreviewed) financial information for the year ended December 31, 2019 was derived by combining the revenue and media expenses of the Acquired RSNs from January 1, 2019 to August 22, 2019 and the revenue and media expenses of the Company from April 29, 2019 to December 31, 2019, as follows (in millions):

	(Acquired RSNs)	(Company)	(Combined)
	January 1, 2019 to August 22, 2019	April 29, 2019 to December 31, 2019	Year ended December 31, 2019
Revenue	$2,448	$1,139	$3,587
Media expenses	$1,576	$859	$2,435

Sources and Uses of Cash

As of December 31, 2020, we had net working capital of approximately $1,259 million, including $783 million in cash and cash equivalent balances. Cash on hand, cash generated by our operations, and borrowing capacity under the Bank Credit Agreement are used as our primary sources of liquidity.
The following table sets forth our cash flows for the year ended December 31, 2020 and the period April 29, 2019 to December 31, 2019, and does not include the activity of the Acquired RSNs prior to their acquisition on August 23, 2019 (in millions):

	The Year Ended December 31, 2020	The Period April 29, 2019 to December 31, 2019
Net cash flows from operating activities	$834	$323
Net cash flows used in investing activities	$(5)	$(9,348)
Net cash flows (used in) from financing activities	$(992)	$9,974

Operating Activities. Net cash from operating activities for the year ended December 31, 2020 was $834 million which primarily related to a full twelve months of RSN cash collections from Distributors and advertisers, partially offset by payments for sports rights, production and overhead costs, and interest on our outstanding debt.

Net cash from operating activities for the period April 29, 2019 to December 31, 2019 was $323 million which primarily related to cash collections from Distributors, offset by payments for sports rights, production and overhead costs, and interest on our outstanding debt.

Investing and Financing Activities. Net cash used in investing and financing activities for the year ended December 31, 2020 was $997 million which primarily related to distributions to parent and redeemable noncontrolling interests, partially offset by debt proceeds from the accounts receivable securitization facility.

Net cash from investing and financing activities for the period April 29, 2019 to December 31, 2019 was $626 million which primarily related to the issuance of debt under our Notes and Bank Credit Agreement and contributions received from our parent, which were used to purchase the Acquired RSNs, our equity interest in the YES Network, and to increase cash on hand.

Liquidity. Our ability to make scheduled payments on our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, competitive, legislative, regulatory and other factors beyond our control. The impact of the outbreak of COVID-19 continues to create significant uncertainty and disruption in the global economy, our industry and the financial markets. Further, our success is dependent upon the existence and terms of our agreements with distributors, OTT and other streaming providers. We anticipate our existing cash and cash equivalents, cash flow from our operations, and borrowing capacity will be sufficient to satisfy our debt service obligations, capital expenditure requirements, and working capital needs for the next twelve months. However, certain factors, including but not limited to, the severity and duration of the COVID-19 pandemic and resulting effect on the economy, our advertisers, Distributors, and their subscribers, could affect our liquidity and ability to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt.

Nonguarantor and Unrestricted Subsidiary Information - Bank Credit Agreement and Senior Notes

For the year ended December 31, 2020, EBITDA of nonguarantor restricted subsidiaries was 30% of Consolidated EBITDA, as defined in DSG's bank credit agreement and indentures, and one unrestricted subsidiary had no EBITDA. As of December 31, 2020, 34% of total assets and 3% of total liabilities were attributable to nonguarantor restricted subsidiaries and 4% of total assets and 2% of total liabilities were attributable to one unrestricted subsidiary.